EXHIBIT 5.1

May 24, 2002

Netflix, Inc.
970 University Avenue
Los Gatos, California 94085

RE:    REGISTRATION STATEMENT ON FORM S-8

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about May 24, 2002 (as such may be further amended or supplemented, the “Registration Statement”), in connection with the registration under the Securities Act of 1933, as amended, of up to 5,921,080 shares of your Common Stock (the “Shares”) that are to be issued pursuant to Netflix.com, Inc. 1997 Stock Plan, as amended, Netflix, Inc. 2002 Stock Plan, Netflix, Inc. 2002 Employee Stock Purchase Plan (collectively, the “Plans”), and Netflix.com, Inc. Stand-Alone Stock Option Agreements for Reed Hastings (the “Agreements”). As your legal counsel, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the sale and issuance of the Shares under the Agreements, the Plans and pursuant to the agreements related to the Plans.

It is our opinion that, when issued and sold in the manner referred to in the Plans and the Agreements and pursuant to the agreements that accompany the Plans, the Shares will be duly authorized, legally and validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement, including any Prospectus constituting a part thereof, and any amendments thereto.

Very truly yours,

WILSON SONSINI GOODRICH & ROSATI
Professional Corporation

/s/    Wilson Sonsini Goodrich & Rosati